As filed with the Securities and Exchange Commission on April 1, 2025

Registration No. 333-259626

Registration No. 333-259628

Registration No. 333-264058

Registration No. 333-270932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-259626

FORM S-8 REGISTRATION STATEMENT NO. 333-259628

FORM S-8 REGISTRATION STATEMENT NO. 333-264058

FORM S-8 REGISTRATION STATEMENT NO. 333-270932
Under the Securities Act of 1933

STERLING BANCORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-3163775
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Towne Square, Suite 1900
Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)

2017 Omnibus Equity Incentive Plan

2020 Omnibus Equity Incentive Plan

Sterling Bank & Trust 401(k) Plan
(Full title of the plans)

Christine Meredith
President
Sterling Bancorp, Inc.
One Towne Square, Suite 1900
Southfield, Michigan 48076
(248) 355-2400

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (“SEC”) by Sterling Bancorp, Inc. (the “Company”):

1.	Registration Statement No. 333-259626, filed with the SEC on September 17, 2021, registering 527,328 shares of the Company’s common stock, no par value (the “Common Stock”), issuable pursuant to the 2017 Omnibus Equity Incentive Plan;

2.	Registration Statement No. 333-259628, filed with the SEC on September 17, 2021, registering 3,979,661 shares of Common Stock, issuable pursuant to the 2020 Omnibus Equity Incentive Plan;

3.	Registration Statement No. 333-264058, filed with the SEC on April 1, 2022, registering 200,000 shares of Common Stock, issuable pursuant to the Sterling Bank & Trust 401(k) Plan (the “401(k) Plan”); and

4.	Registration Statement No. 333-270932, filed with the SEC on March 29, 2023, registering an additional 300,000 shares of Common Stock, issuable pursuant to the 401(k) Plan.

On April 1, 2025, the Company filed a certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs in order to wind down and dissolve the Company. In connection with the filing of the certificate of dissolution, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment, and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on April 1, 2025.

STERLING BANCORP, INC. (Registrant)

By:	/s/ CHRISTINE MEREDITH
Christine Meredith President (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.